Exhibit 99.1

Sono-Tek Reports 50% Increase in Q2 Fiscal 2024 Net Sales to Record $5.6 Million and Provides Sales Guidance for Fiscal Year 2024

- First Half Net Sales Grew 18% YOY, Backlog Hit Record $10.7 Million; Company Expects Minimum 25% Revenue Growth for Fiscal Year ending February 29, 2024-

-Conference Call on Thursday, October 12, 2023 at 10:00 am ET-

MILTON, N.Y., October 12, 2023 – Sono-Tek Corporation (Nasdaq: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today reported financial results for the second quarter and first half of fiscal year 2024, ended August 31, 2023.

Second Quarter Fiscal 2024 Highlights (compared with the second quarter of fiscal 2023 unless otherwise noted). The three-month periods ended August 31, 2023 and 2022 are referred to as the second quarter of fiscal 2024 and fiscal 2023, respectively.

•	Net Sales increased 50% to a record $5,639,000, driven by strong shipments to the clean energy, medical and industrial markets, resulting from the easing of previous supply-constrained bottlenecks. Net Sales increased 57% compared to $3,603,000 reported in the first quarter of fiscal 2024 (ended May 31, 2023).
•	Gross Profit increased 48% to $2,801,000 and Gross Margin decreased 70 basis points to 49.7% due to product mix.
•	Operating income increased 219% to $566,000, primarily due to the increase in gross profit offset by increases in operating expenses, which include the costs of additional professional headcount and other inflationary cost increases.
•	Income before taxes nearly tripled to $683,000, fueled by positive operating leverage from the rebound in quarterly sales.
•	As of August 31, 2023, the Company had no outstanding debt and cash, cash equivalents and marketable securities totaling $12.3 million.
•	Backlog continued to expand primarily from growing orders from the clean energy sector and reached a record $10,707,000 on August 31, 2023, a 112% year-over-year increase and an increase of 26% compared with backlog of $8,500,000 on February 28, 2023.
•	Revenue growth of at least 25% is expected for the full fiscal year, ending February 29, 2024, due to increasing shipments from record backlog and projected continued easing of supply chain issues in the balance of the year.

“Sono-Tek reported its strongest quarter ever for the second quarter ended August 31st,” said Dr. Christopher L. Coccio, Chairman and CEO. “Significant improvements in supply chain issues allowed us to ship a number of previously delayed orders from backlog as well as new orders, resulting in record net sales of $5.64 million, compared to net sales of $3.76 million last year, an increase of $1.9 million or 50%. Sales for the first half increased to $9.24 million from $7.81 million last year, or 18%.

“Backlog at August 31st more than doubled to $10.7 million compared to $5.0 million last year and was up 26% from $8.5 million at the end of fiscal 2023. This is the highest reported backlog in our history, and it reflects the increasing order activity from the clean energy sector, including an order valued at $2.19 million that is the largest order from the sector to date, as well as the largest in Sono-Tek’s history.

“Over the past year, we’ve announced a total of $5.59 million in large new orders from the clean energy and medical markets. These orders represent the transition to production scale systems from several customers that we’ve been working with in the R&D phase of design and development. These orders are also the first phase of orders resulting from our deliberate strategy shift to supply large integrated machine solutions with accelerating average selling prices. These sophisticated ultrasonic coating platforms continue to be designed around our proprietary ultrasonic atomization technology, which lies at the heart of every Sono-Tek machine and is where Sono-Tek began more than 40 years ago.

“We’re pleased with these early results of our ongoing transition strategy to larger, more complex systems for production applications, involving multiple and repeat orders. We’re confident that shipments of previously delayed and new orders will continue to positively impact our sales for the remainder of the fiscal year and we’re expecting at least 25% year-over-year growth when we end FY2024 next February,” concluded Dr. Coccio.

Second Quarter Fiscal 2024 Results (Results compared with the second quarter of Fiscal 2023)
($ in thousands)
			Change
	FY 2024	FY 2023	$	%
Net Sales	$5,639	$3,763	$1,876	50%
Gross Profit	$2,801	$1,896	$905	48%
Gross Margin	49.7%	50.4%

Operating Income	$566	$178	$388	218%
Operating Margin	10.0%	5%

Net Income	$541	$162	$379	234%
Net Margin	9.6%	4.3%

First Half Fiscal 2024 Review (Results compared with the first half of fiscal 2023)
($ in thousands)
			Change
	FY 2024	FY 2023	$	%
Net Sales	$9,242	$7,815	$1,427	18%
Gross Profit	$4,578	$4,003	$575	14%
Gross Margin	49.5%	51.2%

Operating Income	$474	$558	$(84)	-15%
Operating Margin	5%	7%

Net Income	$595	$468	$127	27%
Net Margin	6.4%	6.0%

Second Quarter Fiscal 2024 Sales Overview

Net sales increased 50% to $5,639,000 in the second quarter of fiscal 2024. The increase was primarily driven by increased demand for Multi-Axis Coating systems which are commonly used in the clean energy and medical device markets. Integrated Coating System sales accelerated from growing market acceptance of the newly developed float glass coating platform. Fluxing system sales dipped this quarter although quoting activity remains strong for these products. OEM sales dipped as well due to many OEM partners having previously built up excess inventory to combat supply chain concerns. This was largely offset by an increase in spare parts and service related revenue, which is a growing revenue stream that is accounted for in the Other product category.

Sales to the Alternative/Clean Energy market grew 161% and were positively impacted by a growing number of Sono-Tek’s customers transitioning from our R&D systems to production scale systems that carry much higher average selling prices. Sono-Tek platforms are used in the manufacturing of critical membranes for carbon capture, green hydrogen generation and fuel cell applications. Medical sales rebounded strongly with 117% growth. Industrial Sales grew 104% due to the recent introduction of several new generation systems.

Approximately 57% of sales were to the U.S. and Canada compared to 44% in the comparable period of fiscal 2023. Sales to the U.S. and Canada increased by 94% and were positively impacted by the continuing trend to onshoring in addition to several U.S. government initiatives that are investing in the clean energy sector and advanced research markets. Asia Pacific (APAC) sales decreased by 35% primarily due to decreased sales to China.

Backlog on August 31, 2023 reached a record high of $10,707,000, a 112% year-over-year increase and an increase of 26% compared with backlog of $8.5 million on February 28, 2023 (the end of fiscal year 2023). The increase in backlog resulted from growing orders from the clean energy sector.

Second Quarter FY 2024 Financial Overview

Gross profit was $2,801,000, an increase of 48% compared with $1,896,000 for the second quarter of fiscal 2023. The gross profit margin was 49.7% compared with 50.4% for the prior year period, primarily due to product mix.

Operating expenses were $2,235,000, a 30% increase from $1,718,000 in the prior year period. The increase was largely due to an approximate 10% increase in headcount, which is primarily composed of technical professionals hired to support our increasing growth and expansion for large platform custom engineered systems. Research and product development costs increased 56% to $789,000 primarily due to increased headcount, salaries and the higher costs of research and development materials and supplies, which are directed to the Company’s ongoing focused growth initiatives. Marketing and selling expenses increased 22% to $945,000 primarily due to increases in headcount, salaries, commissions, travel and trade show expenses, partially offset by a decrease in insurance expenses. General and Administrative expenses increased 15% to $501,000 primarily due to increased salaries and professional fees, partially offset by a decrease in stock-based compensation expense.

Operating income increased 218% to $566,000 compared to $178,000 in the prior year period. The current period’s operating profit growth is a result of the increases in revenue and gross profit partially offset by an increase in operating expenses. Operating margin for the quarter increased to 10% compared with 5% in the prior year period.

Interest and dividend income and unrealized loss on marketable securities increased to $124,000, primarily due to the current high interest rate environment.

Net income was $541,000, or $0.03 per share, compared with $162,000, or $0.01 per share, for the second quarter of fiscal 2023, primarily due to an increase in gross profit and interest and dividend income partially offset by an increase in operating expenses and income tax expense. Diluted weighted average shares outstanding were 15,773,665 compared to 15,775,156 for the prior year period.

First Half FY 2024 Overview

Total sales increased by 18% to $9,242,000 compared to $7,815,000 for the first half of fiscal 2023. Gross profit increased 14% to $4,578,000 for the first half of fiscal 2024 compared with $4,003,000 in the first half of fiscal 2023. The gross profit margin was 49.5% compared with 51.2% for the prior year period. Operating income decreased 15% to $474,000 compared with $558,000 for the first half of fiscal 2023. Operating margin for the first half of fiscal 2023 decreased to 5% compared with 7% in the first half of fiscal 2023. Net income increased to $595,000, or $0.04 per share, for the first half of fiscal 2024 compared with $468,000, or $0.03 per share, for the first half of fiscal 2023. Diluted weighted average shares outstanding were 15,775,032 compared to 15,770,544 for the prior year period.

Balance Sheet and Cash Flow Overview

At August 31, 2023, cash, cash equivalents and marketable securities totaled $12.3 million, Sono-Tek had no debt on its balance sheet and stockholders’ equity was $15.3 million.

At August 31, 2023, the Company had received approximately $3.4 million in cash deposits from its customers. These deposits are downpayments from customers for current orders.

Capital expenditures in the second quarter of fiscal 2024 were $97,000, which were invested in ongoing upgrades to the Company’s manufacturing facilities. Sono-Tek anticipates capital expenditures will total approximately $500,000 in fiscal year 2024.

Conference Call Information

Sono-Tek will hold a conference call to discuss its second quarter and first half of fiscal year 2024 financial results today, Thursday, October 12, 2023 at 10:00 am ET. To participate, please call 1 (844) 481-2752 at least 10 minutes prior to the start of the call and ask to join the Sono-Tek call.

A simultaneous webcast of the call may be accessed through the Company's website, Events & Presentations | Sono-Tek or at  https://event.choruscall.com/mediaframe/webcast.html?webcastid=JYQ8lLKN

A replay of the call will be available at 1 (877) 344-7529, access code #4027026, through October 19, 2023. A replay of the call will also be available on the Company’s website for one year at www.sono-tek.com.

About Sono-Tek

Sono-Tek Corporation is the leading developer and manufacturer of ultrasonic coating systems for applying precise, thin film coatings to protect, strengthen or smooth surfaces on parts and components for the microelectronics/electronics, alternative energy, medical and industrial markets, including specialized glass applications in construction and automotive.

The Company’s solutions are environmentally-friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop thin film coating technologies that enable better outcomes for its customers’ products and processes. For further information, visit www.sono-tek.com.

Safe Harbor Statement

This news release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These “forward-looking statements” are based on currently available competitive, financial and economic data and our operating plans. They are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations and could cause actual results to differ materially.

These factors include, among other considerations, general economic and business conditions; political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; inflationary and supply chain pressures; residual effects from COVID-19 pandemic; the recovery of the Electronics/Microelectronics and Medical markets following COVID-19 related slowdowns; maintenance of increased order backlog and timely completion and shipment of related product; the imposition of tariffs; timely development and market acceptance of new products and continued customer validation of our coating technologies; adequacy of financing; capacity additions, the ability to enforce patents; maintenance of operating leverage; maintenance of increased order backlog; consummation of order proposals; completion of large orders on schedule and on budget; continued sales growth in the medical and alternative energy markets; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; and realization of quarterly and annual revenues within the forecasted range of sales guidance. We undertake no obligation to update any forward-looking statement.

For more information, contact:

Stephen J. Bagley
Chief Financial Officer
Sono-Tek Corporation
info@sono-tek.com

Investor Relations:
Stephanie Prince
PCG Advisory
(646) 863-6341
sprince@pcgadvisory.com

-FINANCIAL TABLES FOLLOW -

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	August 31, 2023	February 28,
	(Unaudited)	2023
ASSETS

Current Assets:
Cash and cash equivalents	$3,454,257	$3,354,601
Marketable securities	8,862,146	8,090,000
Accounts receivable (less allowance of $12,225)	1,433,677	1,633,866
Inventories	4,008,271	3,242,909
Prepaid expenses and other current assets	132,094	254,046
Total current assets	17,890,445	16,575,422

Land	250,000	250,000
Buildings, equipment, furnishings and leasehold improvements, net	2,593,229	2,624,996
Intangible assets, net	55,983	57,202
Deferred tax asset	855,396	667,098

TOTAL ASSETS	$21,645,053	$20,174,718

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$1,070,551	$810,863
Accrued expenses	1,392,191	1,427,446
Customer deposits	3,394,492	2,838,165
Income taxes payable	464,493	381,421
Total current liabilities	6,321,727	5,457,895

Deferred tax liability	—	82,865
Total liabilities	6,321,727	5,540,760

Stockholders’ Equity
Common stock, $.01 par value; 25,000,000 shares authorized, 15,743,483 and 15,742,073 shares issued and outstanding as of August 31, 2023 and February 28 2023, respectively	157,435	157,421
Additional paid-in capital	9,661,573	9,566,898
Accumulated earnings	5,504,318	4,909,639
Total stockholders’ equity	15,323,326	14,633,958

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$21,645,053	$20,174,718

See notes to unaudited condensed consolidated financial statements.

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Six Months Ended August 31,		Three Months Ended August 31,
	2023	2022	2023	2022

Net Sales	$9,242,135	$7,814,864	$5,639,117	$3,763,329
Cost of Goods Sold	4,664,335	3,812,238	2,838,549	1,867,716
Gross Profit	4,577,800	4,002,626	2,800,568	1,895,613

Operating Expenses
Research and product development costs	1,445,699	1,023,123	789,261	506,490
Marketing and selling expenses	1,745,310	1,566,720	944,526	776,858
General and administrative costs	912,549	854,680	500,923	434,687
Total Operating Expenses	4,103,558	3,444,523	2,234,710	1,718,035

Operating Income	474,242	558,103	565,858	177,578

Interest and Dividend Income	230,283	25,922	124,293	18,507
Net unrealized gain/(loss) on marketable securities	10,855	(31,025)	(6,803)	(19,172)

Income Before Income Taxes	715,380	553,000	683,348	176,913

Income Tax Expense	120,701	85,241	142,075	14,790

Net Income	$594,679	$467,759	$541,273	$162,123

Basic Earnings Per Share	$0.04	$0.03	$0.03	$0.01

Diluted Earnings Per Share	$0.04	$0.03	$0.03	$0.01

Weighted Average Shares - Basic	15,742,571	15,730,862	15,743,069	15,732,550
Weighted Average Shares - Diluted	15,775,032	15,770,544	15,773,665	15,775,156

See notes to unaudited condensed consolidated financial statements.

SONO-TEK CORPORATION

PRODUCT, MARKET, AND GEOGRAPHIC SALES

(Unaudited)

Product Sales

	Three Months Ended August 31,		Change			Six Months Ended August 31,		Change
	2023	2022	$	%		2023	2022	$	%
Fluxing Systems	$204,000	$399,000	(195,000)	(49%	)	$440,000	$707,000	(267,000)	(38%	)
Integrated Coating Systems	853,000	425,000	428,000	101%		1,162,000	594,000	568,000	96%
Multi-Axis Coating Systems	2,923,000	1,491,000	1,432,000	96%		4,686,000	3,470,000	1,216,000	35%
OEM Systems	535,000	762,000	(227,000)	(30%	)	810,000	1,316,000	(506,000)	(38%	)
Spare Parts, Services and Other	1,124,000	686,000	438,000	64%		2,144,000	1,728,000	416,000	24%
TOTAL	$5,639,000	$3,763,000	1,876,000	50%		$9,242,000	$7,815,000	1,427,000	18%

Market Sales

	Three Months Ended August 31,		Change			Six Months Ended August 31,		Change
	2023	2022	$	%		2023	2022	$	%
Electronics/Microelectronics	$976,000	$1,723,000	(747,000)	(43%	)	$2,351,000	$3,010,000	(659,000)	(22%	)
Medical	1,728,000	798,000	930,000	117%		2,111,000	2,473,000	(362,000)	(15%	)
Alternative/Clean Energy	1,819,000	697,000	1,122,000	161%		2,652,000	1,306,000	1,346,000	103%
Emerging R&D and Other	37,000	17,000	20,000	117%		163,000	220,000	(57,000)	(26%	)
Industrial	1,079,000	528,000	551,000	104%		1,965,000	806,000	1,159,000	144%
TOTAL	$5,639,000	$3,763,000	1,876,000	50%		$9,242,000	$7,815,000	1,427,000	18%

Geographic Sales

	Three Months Ended August 31,		Change			Six Months Ended August 31,		Change
	2023	2022	$	%		2023	2022	$	%
U.S. & Canada	$3,199,000	$1,653,000	1,546,000	94%		$5,567,000	$3,591,000	1,976,000	55%
Asia Pacific (APAC)	538,000	827,000	(289,000)	(35%	)	1,109,000	1,533,000	(424,000)	(28%	)
Europe, Middle East, Asia (EMEA)	1,155,000	836,000	319,000	38%		1,581,000	1,826,000	(245,000)	(13%	)
Latin America	747,000	447,000	300,000	67%		985,000	865,000	120,000	14%
TOTAL	$5,639,000	$3,763,000	1,876,000	50%		$9,242,000	$7,815,000	1,427,000	18%